SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                          _______________

                             FORM 8-K

                          CURRENT REPORT

                PURSUANT TO SECTION 13 or 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported):
                         August 10, 2005

                            FLYi, Inc.
         (Exact Name of Registrant as Specified in Charter)

   Delaware		            0-21976			13-3621051

State or Other		    Commission File		IRS Employer
Jurisdiction of		       Number	              Identification No.
 Incorporation


         45200 Business Court, Dulles, VA                  20166
         (Address of Principal Executive Offices)     (Zip Code)


            Registrant's telephone number, including area code:
                              (703) 650-6000


                               N/A
   (Former Name or Former Address, if Changed Since Last Report)



Item 1.01.	Entry into a Material Definitive Agreement

On August 10, 2005, the Company's wholly-owned subsidiary Independence Air, Inc. ("Independence Air") amended its agreement with Airbus' wholly-owned affiliate, AVSA S.A.R.L. ("AVSA") to defer the delivery dates for the six A319s previously scheduled for delivery in 2006, and finalized delivery dates for other aircraft previously deferred. The number of aircraft on order under the agreement remains at sixteen, with six A319s now scheduled for delivery during the second half of 2007, six in 2008, and four in 2009.

In connection with the August 10 agreement, Independence Air will soon receive an additional cash refund of $31.2 million of previously paid predelivery payments. Under this and related agreements entered into with AVSA, since June 30, 2005 Independence Air has also deferred $11.5 million in payments that it otherwise would have been required to make during the remainder of 2005, and has deferred a significant amount of the aircraft purchase commitments that it otherwise would have been required to pay in 2006. In addition, $16.5 million in notes previously issued to finance a portion of predelivery payments has now been extinguished without penalty. The agreement requires Independence Air to make initial deposits and progress payments prior to the delivery of the deferred aircraft, a portion of which are financed by the airframe manufacturer. Independence Air will owe predelivery payments in the future prior to each delivery, and will finance a portion of these obligations.

This filing on Form 8 K contains forward-looking statements and information that is based on management's current expectations as of the date of this document. When used herein, the words "anticipate", "believe", "estimate" and "expect" and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the Company to be materially different from those reflected in such forward-looking statements. Such risks and uncertainties include, among others: the ability of the Company to continue as a going concern; the ability to improve yield in an extreme low-yield industry environment with intense competition from other carriers, some of which are operating under bankruptcy protection; the ability to increase operating revenues and reduce operating costs to address liquidity; the ability of Independence Air to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to Independence Air's A-319 service, and the response of competitors with respect to service levels and fares in markets served by Independence Air; the ability to manage inventory to maximize yield; the effects of high fuel prices on the Company's costs, and the availability of fuel; the ability to adjust operations, realize on internal or external sources of liquidity or otherwise address the Company's financial obligations; the ability to successfully and timely complete the acquisition of, maintain certification for, meet pre-delivery payment obligations for, and secure financing of, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the costs of returning CRJ and J41 aircraft and related records to lessors consistent with terms agreed as part of the Company's February 2005 restructuring and the possibility of additional returns based on previously announced financial milestones under the terms of the February 2005 restructuring; the ability to successfully remarket or otherwise make satisfactory arrangements for its nine J41 aircraft not terminated as part of its restructuring and for three 328Jet aircraft not assigned to Delta; the ability to successfully hire, train and retain employees; the ability to reach and ratify an agreement with AMFA on mutually satisfactory terms; the ability to maintain listing of the Company's common stock on the NASDAQ National Market; changes in the competitive environment as a result of restructuring, realignment, or consolidations by the Company's competitors; the ongoing deterioration in the industry's revenue environment; the seasonality of air travel, particularly for leisure travelers; and general economic and industry conditions, any of which may impact Independence Air or the Company, its aircraft manufacturers and its other suppliers in ways that
the Company is not currently able to predict.   Certain of these and other
risk factors are more fully disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors Affecting the Company", and "Risk Factors Affecting the Airline Industry" in the Company's Form 10-K/A for the year ended December 31, 2004 and under "Risk Factors," in the Company's Form 10-Q for the quarter ended June 30, 2005. The Company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

         SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.
FLYi, Inc.



Date:  August 10, 2005		  By:  /S/ David W. Asai
						 David W. Asai
					Vice President,Controller
                              and Chief Accounting Officer